UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 19, 2022

WW INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Virginia	001-16769	11-6040273
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

675 Avenue of the Americas, 6th Floor, New York, New York	10010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 589-2700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	WW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05. Costs Associated with Exit or Disposal Activities.

On April 19, 2022, WW International, Inc. (the “Company”) committed to a restructuring plan consisting of (i) an organizational realignment to simplify the Company’s corporate structure and reduce associated costs (the “Organizational Realignment”) and (ii) a continued rationalization of its real estate portfolio resulting in the termination of certain of the Company’s operating leases (together with the Organizational Realignment, the “2022 Restructuring Plan”). In connection with the 2022 Restructuring Plan, the Company anticipates recording restructuring charges which it currently estimates will range between $18.0 million to $22.0 million in the aggregate. The Organizational Realignment will result in the elimination of certain positions and termination of employment for certain employees worldwide. In connection with its Organizational Realignment, the Company anticipates recording charges of approximately $12.0 million to $16.0 million in the aggregate with respect to employee termination benefit costs (which are expected to consist of general and administrative expenses), the majority of which will be recorded in the second quarter of fiscal 2022. In connection with the termination of certain of its operating leases, the Company anticipates recording charges of approximately $6.0 million in the aggregate consisting of lease termination and other related costs, the majority of which will be recorded in the second quarter of fiscal 2022. Substantially all of these costs arising from the 2022 Restructuring Plan are expected to result in cash expenditures related to separation payments, other employee termination expenses, and lease termination payments. The Company expects the 2022 Restructuring Plan to be fully executed by the end of fiscal 2023.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 19, 2022, in connection with the Company’s Organizational Realignment, the Compensation and Benefits Committee of the Board of Directors of the Company (the “Committee”) approved the elimination of the position of Chief Operating Officer and the departure from the Company of Nicholas P. Hotchkin, Chief Operating Officer, on April 22, 2022. In connection with Mr. Hotchkin’s departure from the Company, he will receive the following: (i) a lump-sum cash payment of $905,626 (equal to 15 months of his current base salary) and (ii) continued employer contributions for health coverage under Company-sponsored health plans during the 15-month period following his departure, subject to the execution and non-revocation of a general release of claims in favor of the Company and its affiliates and standard non-competition and non-solicitation provisions. All of Mr. Hotchkin’s unvested equity awards as of April 22, 2022 will be forfeited. He will have the right to exercise any of his vested stock options within 90 days of his departure date.

On April 19, 2022, in connection with the Company’s Organizational Realignment, the Committee also approved the following modifications to the compensation arrangements for the specified named executive officer in connection with her or his redefined role within the Company, and, in the case of Mr. Lysaght, a change in title as specified below:

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Amy O’Keefe, Chief Financial Officer of the Company: (i) a base salary increase, bringing her new base salary to $575,000 per annum effective April 22, 2022, (ii) an increase in her annual, performance-based cash bonus target percentage to 85% of her base salary (based solely on the Company’s overall performance) effective with respect to the Company’s fiscal 2022 annual cash bonus and (iii) an increase in her target aggregate annual equity award grant amount value to 175% of her base salary under the Company’s annual, long-term equity incentive compensation program commencing with her fiscal 2022 annual award, as determined in the sole discretion of the Committee.

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Michael Lysaght, Chief Digital Officer of the Company, who assumed the role of Chief Technology Officer of the Company on April 22, 2022: (i) a base salary increase, bringing his new base salary to $550,000 per annum effective April 22, 2022, (ii) an increase in his annual, performance-based cash bonus target percentage to 65% of his base salary effective with respect to the Company’s fiscal 2022 annual cash bonus and (iii) an increase in his target aggregate annual equity award grant amount value to 175% of his base salary under the Company’s annual, long-term equity incentive compensation program commencing with his fiscal 2022 annual award, as determined in the sole discretion of the Committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WW INTERNATIONAL, INC.

DATED: April 22, 2022	By:	/s/ Michael F. Colosi
	Name:	Michael F. Colosi
	Title:	General Counsel and Secretary

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